UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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InterMune, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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[InterMune, Inc. Letterhead]

May 19, 2009

VIA EMAIL AND FEDERAL EXPRESS

Mr. Talon Torressen

Fidelity Management & Research, LLC

One Sparten Way-TS1E

Merrimack, NH 03054

Re: InterMune, Inc.

Dear Mr. Torressen:

Thank you for taking the time to speak with me earlier today. As you know, I write with regard to Proposal 4 in InterMune’s 2009 Proxy that currently is before shareholders for approval. As we discussed, I understand that Fidelity has a number of concerns regarding InterMune’s Amended and Restated 2000 Non-Employee Director Stock Option Plan (the “Director Plan”) and InterMune’s Amended and Restated 2000 Equity Incentive Plan (the “Stock Option Plan”) and that Fidelity asks that management recommend to InterMune’s Board of Directors certain amendments to those Plans.

As Fidelity has requested, InterMune hereby commits to making the following proposals to the Board of Directors for its consideration at a regularly-scheduled meeting within the next twelve months:

1)	With regard to the Director Plan and to any option grants made to non-employee Directors under the Stock Option Plan, that any discretionary option grant made to a non-employee Director be within the sole discretion and determination of an independent committee of the Board or by the Compensation Committee of the Board.

2)	With regard to the Stock Option Plan, that any grants of full-value awards to employees be subject to the following minimum vesting requirements: one year if performance-based vesting and three years ratable vesting if time-based vesting.

3)	With regard to awards of stock options and full value awards granted under the Stock Option Plan, that acceleration of vesting for any equity be permitted only upon the occurrence of any of the following circumstances: (a) an employee’s death, (b) an employee’s permanent disability, (c) an employee’s retirement, or (d) a Change in Control of InterMune. For purposes of this letter, “Change in Control” means:

•	A sale, lease or other disposition of all or substantially all of the securities or assets of the Company; or

•	A merger or consolidation in which the Company is not the surviving corporation; or

•

A reverse merger in which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise.

4)	The provisions described in paragraphs 2 and 3 above should only apply to stock options and full value awards granted after the effective date of the amendment to the Stock Option Plan and would not apply to 5% of the shares available for issuance under the Stock Option Plan, not taking into account any awards granted under the Stock Option Plan prior to the effective date of the amendment.

I hope this letter addresses Fidelity’s concerns. Please feel free to contact me with any questions.

Very truly yours,

/s/ Howard Simon

Howard Simon

SVP, HR & Corporate Services

Associate General Counsel